Exhibit 4.a.2

Agreement No. 53258.A.007

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Amendment 7

To

Agreement No. 53258.C

between

AT&T Services, Inc.

and

Amdocs Development Limited

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.007

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDMENT NO.7

TO

AGREEMENT NO. 53258.C

This Amendment No. 7, effective as of the last date signed by a Party (“Effective Date”) and amending Restated and Amended Master Services and Software License Agreement Number 53258.C, is by and between Amdocs Development Limited, a Cyprus corporation (hereinafter referred to as “Supplier” or “Amdocs”), and AT&T Services, Inc., a Delaware corporation (hereinafter referred to as “AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties.”

WITNESSETH

WHEREAS, Supplier and AT&T are parties to the Master Services Agreement No.53258.C entered into on/with the effective date of on February 28, 2017 (as previously restated and amended, the “Agreement”); and

WHEREAS, Supplier and AT&T now desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties hereto agree as follows:

1.	The following subsections c, d, and e are hereby added to Section 3.1 of the Agreement:

c.

In the event that an AT&T Affiliate (1) ceases to be an “Affiliate” of AT&T as defined in the Agreement (a “Divested Entity”), by reason of a sale, merger, spin-off, consolidation, reorganization, or otherwise, or (2) AT&T sells or transfers all or substantially all of its assets in a bona fide arm’s-length transaction to a third party purchaser that is not a competitor of Supplier (each of (1) or (2), a “Divestiture”), then upon written notice to Supplier, such Divested Entity (in the case of clause (1) above) will be considered to be an “Affiliate” of AT&T for all purposes of this Agreement for a period of up to [***] after the closing date of the Divestiture (“Separation Period”). In such case, during the Separation Period, (a) the Divested Entity will continue to receive Services under the terms of all applicable Orders (including the rates) entered into by such Divested Entity with no additional fees, (b) the Divested Entity will be able to enter into additional Orders under the Agreement during the Separation Period as may be agreed to with Supplier, and/or (c) the Divested Entity or third party

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.007

purchaser (in the case of clause (2) above), as applicable, shall be eligible to continue to receive Services as an Affiliate of AT&T under Orders signed by AT&T or any other Affiliate of AT&T to the extent Affiliates are so eligible under such Orders, as applicable, provided that in the case of a third party purchaser, such third party purchaser agrees in writing to Amdocs to be bound by the terms of such Orders and applicable terms of the Agreement.

Neither the Divested Entity nor the third party purchaser, as applicable, will be liable or responsible for any acts, omissions, or breaches of the Agreement and/or any Orders or SOWs by AT&T or any other AT&T Affiliate. All payments by or on behalf of the Divested Entity for any Services during the Separation Period (the “Separation Period Services”) will contribute to any spend (or volume) commitments hereunder.

In the event the Divested Entity desires to use such Services beyond the end of the Separation Period, the Divested Entity and Supplier will enter into a new agreement upon terms to be agreed at such time between the Divested Entity and Supplier.

Notwithstanding the foregoing, in the event that the provision by Supplier of the Separation Period Services reasonably requires a material change of scope or timelines or imposes material additional resource or cost obligations upon Supplier as a result of the divestiture, including, without limitation, the potential requirement to supply such Services to two separate entities, Supplier may request appropriate modifications (including with respect to fees charged) to be reflected in the affected Order (an “Order Modification”). In the event that Supplier and the Divested Entity (or third party purchaser, in the case of clause (2) above) are unable to agree to such appropriate modifications, Supplier shall be entitled, as applicable, to terminate the affected Order immediately upon notice to the Divested Entity (or third party purchaser) or to refuse to enter into an applicable Order.

d.

At the end of, or at any time during, the Separation Period, the Divested Entity or any new entity created by the divestiture (as applicable, “NewCo”) and Supplier may enter into a separate stand-alone agreement for Material, Software, or Services upon terms to be agreed at such time between NewCo and Supplier. In the event that Supplier and NewCo enter into an agreement in accordance with this Section 3.1.d, NewCo shall continue to receive the Material, Software, or Services set forth in any current Order during the Separation Period, subject to the Order Modification terms in Section 3.1.c. above as if applied to NewCo, and may enter into future Orders under the terms of the new agreement.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.007

e.	Divested Entity No Solicitation. The following terms shall only apply between Supplier and a Divested Entity:

i.

Except as set forth in subsection ii below, Supplier will not solicit for employment, directly or indirectly, or employ any employees of the Divested Entity involved in working with Supplier’s employees in their performance of Supplier’s obligations under this Agreement without the prior approval of the Divested Entity. Except as set forth in subsection ii below, the Divested Entity will not solicit for employment, directly or indirectly, or employ any employee of Supplier involved in the performance of Supplier’s obligations under this Agreement without the prior consent of Supplier. In each case, the prohibition on solicitation and hiring shall extend for a period of [***] after the termination of the employee’s employment or, as applicable, the cessation of his or her involvement in working with the other Party’s employees in their performance under this Agreement or in the performance of Services under an Order. This provision shall not operate or be construed to prevent or limit any employee’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.

ii.

Neither the use of employment agencies nor the publication of “help wanted” types of solicitations and advertisements in newspapers, periodicals, Internet or Intranet bulletin boards, or other publications of general availability or circulation, nor the consideration and hiring of persons submitted by such employment agencies or responding to such solicitations and advertisements shall be deemed a breach of this Section, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision.

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Amendment to Agreement No. 53258.C to be executed, as of the date the last Party signs.

Amdocs Development Limited	AT&T Services, Inc.

By: /s/ Jessica A. Rose	By: /s/ Steve Wehde

Name: Jessica A. Rose	Name: Steve Wehde

Title: Signatory	Title: Lead Sourcing Manager

Date: 04/26/2022	Date: April 22, 2022

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

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